Exhibit 4.8

AMENDMENT NO. 2 TO AMENDED AND
RESTATED STOCK PURCHASE AGREEMENT
AND RELEASE

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT AND RELEASE, dated as of June 20, 2008 (this “Amendment and Release”), is by and among AGA MEDICAL CORPORATION, a Minnesota corporation (the “Company”), WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership (“WCAS IX”), the co-investors of WCAS IX listed on the signature pages hereto (together with WCAS IX, the “WCAS Investors”) and FRANCK L. GOUGEON (“Gougeon”), further amending that certain Amended and Restated Stock Purchase Agreement, dated as of July 28, 2005, between WCAS IX, certain co-investors of WCAS IX listed on the signature pages thereto, the Company, and Gougeon (as amended by that certain Omnibus Amendment Agreement, dated as of April 28, 2006, by and among AGA Medical Holdings, Inc., the Company, WCAS IX and Gougeon, the “Purchase Agreement”) and releasing certain claims against Gougeon thereunder.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase Agreement.

RECITALS:

WHEREAS, Gougeon has voluntarily resigned his position as the Chief Executive Officer of the Company;

WHEREAS, the Company desires to retain Gougeon to provide certain services for the Company, and Gougeon desires to perform such services pursuant to that certain Consulting Agreement, dated as of June 20, 2008, between the Company and Gougeon;

WHEREAS, the Company, the WCAS Investors and Gougeon wish to enter into this Amendment to, among other things, amend certain provisions of the Purchase Agreement as set forth herein and release certain claims against Gougeon thereunder; and

WHEREAS, the Purchase Agreement may be amended, pursuant to Section 11.4 thereof, by a written instrument signed by the Company, WCAS IX and Gougeon;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

ARTICLE I
AMENDMENTS TO PURCHASE AGREEMENT

 1.01                        Amendments.  The parties hereto agree to amend the Purchase Agreement, ab initio, as follows:

(a)                                  Section 1.1 of the Purchase Agreement is hereby amended to amend and restate the definition of “Indemnifying Party” as follows:

“Indemnifying Party” means, with respect to any Indemnity Claim, the Company.”

(b)                                 Section 10.2.1 of the Purchase Agreement is hereby amended such that the following words are deleted therefrom:

“and Gougeon will, on a joint and several basis,”

(c)                                  Section 10.2.2(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)                           [Intentionally Omitted.]”

(d)                                 Section 10.2.2(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c)                            All payments to be made by the Company pursuant to this Section 10 will be made in cash.”

(e)                                  Section 10.2.2(d) of the Purchase Agreement is hereby amended such that the following words are deleted therefrom:

“or Gougeon”

(f)                                    Section 10.2.2(e) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(e)                            [Intentionally Omitted.]”

(g)                                 Section 10.2.2(g) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(g)                           [Intentionally Omitted.]”

1.02                           Continuing Effect of the Purchase Agreement.  This Amendment and Release shall not constitute an amendment or waiver of any other provision of the Purchase Agreement not expressly referred to in this Amendment and Release or otherwise waived and/or released hereby.  Except as expressly amended, waived or released hereby, the provisions of the Purchase Agreement shall remain in full force and effect.

ARTICLE II
RELEASE OF CLAIMS

2.01                           Release.  Effective as of the date hereof, the Company and each of the WCAS Investors, on their own behalf and on behalf of their (as applicable) past, present or future directors, officers, managers, employees, affiliates, members, partners, shareholders, agents, attorneys, trusts, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES Gougeon and his affiliates (excluding the Company), partners, agents, attorneys, trusts, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns (each, a “Released Party” and, collectively, the “Released Parties”) from all claims, actions, causes of action, suits, debts, liabilities, obligations, covenants, contracts, controversies, agreements, promises, damages, judgments, executions and demands (collectively, the “Released Claims”) arising out of the Purchase Agreement (as amended by this Amendment and Release) and the purchase and sale of the Shares thereunder, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by a Releasing Party, whether the same be in administrative proceedings, in arbitration or admiralty, at law, in equity or mixed, which such Releasing Party ever had, now has or hereafter can, shall or may have against any of the Released Parties.  Notwithstanding anything to the contrary herein, all rights of any of the Releasing Parties concerning representations, warranties, agreements, promises or covenants set forth in any and all other agreements, instruments or documents are preserved and not released.

 2.02                        No Suits or Actions.  Each of the Releasing Parties hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any Released Claim.

 2.03                        No Assignment of Released Claims.  Each of the Releasing Parties represents and warrants to Gougeon that there has been no assignment or other transfer of any interest in any Released Claim.

ARTICLE III
MISCELLANEOUS

 3.01                        Severability.  In the event that any one or more of the provisions contained in this Amendment and Release or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Amendment and Release.

 3.02                        Counterparts.  This Amendment and Release may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

 3.03                        Governing Law.  This Amendment and Release, the rights of the parties and all actions, claims or suits arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

 3.04                        Jurisdiction.  Each party to this Amendment and Release, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the U.S. District Court located in New York County in the State of New York for the purpose of any action, claims or suit between the parties arising in whole or in part under or in connection with this Amendment and Release, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, claim or suit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, claim or suit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Amendment and Release or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action, claim or suit other than before one of the above-named courts.  Notwithstanding the previous sentence a party may commence any action, claim or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

3.05                           Venue.  Each party agrees that for any action, claim or suit between the parties arising in whole or in part under or in connection with this Amendment and Release, such party bring actions, claims and suits only in courts located in New York County in the State of New York.  Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

3.06                           Service of Process.  Each party hereby (a) consents to service of process in any action, claim or suit between the parties arising in whole or in part under or in connection with this Amendment and Release in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to the Stockholders Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time), will constitute good and valid service of process in any such action, claim or suit and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action, claim or suit any claim that service of process made in accordance with clauses (a) or (b) does not constitute good and valid service of process.

3.07                           WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT SUCH PERSON WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AMENDMENT AND RELEASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AMENDMENT AND RELEASE WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment and Release as of the date first above written.

AGA MEDICAL CORPORATION

By:	/s/ Ronald E. Lund
Name: Ronald E. Lund
Title: Gen. Counsel and Secretary

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX Associates LLC,
its general partner

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Managing Member

WCAS MANAGEMENT CORPORATION

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title:

Russell L. Carson
Thomas E. McInerney
Robert A. Minicucci
Anthony J. de Nicola
Paul B. Queally
Jonathan M. Rather - IRA
Sanjay Swani
D. Scott Mackesy
John D. Clark
James R. Matthews
John Almedia, Jr.
Sean M. Traynor
WCAS Profit Sharing Plan
Michael E. Donovan
Eric J. Lee
Brian T. Regan
Lucas Garman
David Mintz

By:	/s/ Jonathan Rather
Name: Jonathan M. Rather
Title: Attorney-in-Fact

THE BRUCE K. ANDERSON 2004 IRREVOCABLE TRUST

By:	/s/ Mary Anderson
Name: Mary Anderson
Title: Trustee

THE PATRICK WELSH 2004 IRREVOCABLE TRUST

By:	/s/ Carol Welsh
Name: Carol Welsh
Title: Trustee

/s/ Franck L. Gougeon
Franck L. Gougeon